Exhibit 10.1

EXCHANGE AGREEMENT

Deerfield Partners, L.P. (“DP”), Deerfield Special Situations Fund, L.P. (“DSSF”), Deerfield Private Design International II, L.P. (“DPDI”) and Deerfield Private Design Fund II, L.P. (“DPDF”, together with DP, DSSF and DPDI, the “Holders” and each, a “Holder”) enter into this Exchange Agreement (the “Agreement”) with Pernix Therapeutics Holdings, Inc. (the “Company”) on August 1, 2018 whereby the Holders will (a) exchange the principal amount of the Company’s 12% Senior Secured Notes due 2020 (the “Existing Securities”) set forth in Section 1.1 for shares of common stock of the Company (the “Common Stock”) (such exchange transaction to be called the “Common Exchange”) and (b) exchange the Existing Securities set forth in Section 1.1 for shares of perpetual convertible preferred stock of the Company as set forth in the articles supplementary establishing and fixing the preferences, rights and limitations of 0% Series C Perpetual Convertible Preferred Stock attached as Exhibit A to this Agreement (the “Preferred Stock”), (such exchange transaction to be called the “Preferred Exchange,” and together with the Common Exchange, the “Exchanges”).

On and subject to the terms and conditions set forth in this Agreement, the parties hereto agree as follows:

Article I: The Exchanges

Section 1.1 Exchanged Securities. At the Closing (as defined herein), the Holders shall exchange and deliver to the Company the following Existing Securities, and in exchange therefor the Company shall issue to the Holders the number of shares of Common Stock and Preferred Stock described below:

Principal Amount of Existing Securities to be Exchanged in the Common Exchange:	[ ] (the “Common Exchange Exchanged Securities”).

DP= [ ] DSSF= [ ] DPDI= [ ] DPDF= [ ]

Accrued but Unpaid Interest on the Existing Securities to be Included in the Common Exchange	[ ] DP= [ ] DSSF= [ ] DPDI= [ ] DPDF= [ ]

Number of shares of Common Stock to be Issued in Satisfaction of the Common Exchange Exchanged Securities and accrued but unpaid interest on the Common Exchange Exchanged Securities to but excluding the Settlement Date (as defined herein):	[ ] (the “Common Shares Consideration”), calculated as set forth on Exhibit B hereto.

DP= [ ] DSSF= [ ] DPDI= [ ] DPDF= [ ]

Principal Amount of Existing Securities to be Exchanged in the Preferred Exchange:	$8,000,000 (the “Preferred Exchange Exchanged Securities,” and together with the Common Exchange Exchanged Securities, the “Exchanged Securities”).

DP= [ ] DSSF= [ ] DPDI= [ ] DPDF= [ ]

Accrued but Unpaid Interest on the Existing Securities to be Included in the Preferred Exchange	$100,000 DP= [ ] DSSF= [ ] DPDI= [ ] DPDF= [ ]

Number of Preferred Shares to be Issued in Satisfaction of the Preferred Exchange Exchanged Securities and accrued but unpaid interest on Preferred Exchange Exchanged Securities to but excluding the Settlement Date (as defined herein):	81,000 (the “Preferred Shares Consideration” and together with the Common Shares Consideration, the “Shares”), calculated as set forth on Exhibit B hereto.
DP= [ ] DSSF= [ ] DPDI= [ ] DPDF= [ ]

Section 1.2 Conditions to Closing. The closing of the Exchanges (the “Closing”) shall occur on August 1, 2018, or such other date as the parties hereto may mutually agree (the “Settlement Date”), subject to the satisfaction (or waiver by the Holders) of the following conditions:

(a) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for those qualified by materiality, which shall be true and correct) on and as of the Settlement Date, with the same effect as if made on the Settlement Date, and the Company shall have complied with all the covenants to be performed by it pursuant to the terms hereof at or prior to the Settlement Date, and the Company shall have furnished to the Holders a certificate, in form reasonably satisfactory to the Holders, signed by an authorized officer of the Company, dated as of the Settlement Date, to the foregoing effect.

(b) No statute, rule, regulation, executive order, decree, judgment, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any governmental entity shall be in effect preventing the consummation of the Exchanges.

(c) The shares of Common Stock received by the Holders at the Closing will be eligible for immediate resale by the Holders without any restrictive legend.

(d) The Holder (or its counsel) shall have received customary legal opinions from Hogan Lovells LLP and Davis Polk & Wardwell LLP, as counsel to the Company.

Section 1.3 Settlement. At the Closing,

(a) (i) the Holders shall assign and transfer all right, title and interest in and to its Preferred Exchange Exchanged Securities to the Company, and deliver or cause to be delivered the Preferred Exchange Exchanged Securities to U.S. Bank National Association, as Trustee for the Existing Securities, by book-entry transfer through the facilities of The Depositary Trust Company from the account(s) of the Holders, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto (collectively, “Liens”) together with any customary documents of conveyance or transfer that the Company or Trustee may reasonably deem necessary or desirable to transfer to and confirm in the Company all right, title and interest in and to the Preferred Exchange Exchanged Securities; and (ii) the Company shall deliver to the Holders the Preferred Shares Consideration specified in Section 1.1; and

(b) (i) the Holders shall assign and transfer all right, title and interest in and to its Common Exchange Exchanged Securities to the Company, and deliver or cause to be delivered the Common Exchange Exchanged Securities to U.S. Bank National Association, as Trustee for the Existing Securities, by book-entry transfer through the facilities of The Depositary Trust Company from the account(s) of the Holders, free and clear of any Liens, together with any customary documents of conveyance or transfer that the Company or Trustee may reasonably deem necessary or desirable to transfer to and confirm in the Company all right, title and interest in and to the Common Exchange Exchanged Securities; and (ii) the Company shall deliver to the Holders the Common Shares Consideration specified in Section 1.1.

Upon the consummation of the Exchanges at the Closing, (i) each Holder shall be deemed for all corporate purposes to have become the legal, beneficial and record holder of the Shares specified in Section 1.1;

The parties acknowledge and agree that accrued and unpaid interest due to the Holders on the Preferred Stock being exchanged for the Existing Securities on the date hereof is $480,000, $100,000 of which is being paid as specified in Section 1.1 above and the remaining $380,000 shall be paid in cash to the Holders on the Closing Date in accordance with the Indenture (as defined below). For the avoidance of doubt, this Agreement does not affect any Existing Securities not exchanged in the Preferred Exchange and any obligation of the Company to pay cash interest on such Existing Securities on the date hereof in accordance with the Indenture.

Article II: Covenants, Representations and Warranties of the Holders

Each Holder hereby covenants (solely as to itself) as follows and makes the following representations and warranties (solely as to itself), each of which is and shall be true and correct on the date hereof and on the Settlement Date, to the Company, and all such covenants, representations and warranties shall survive the Closing.

Section 2.1 Power and Authorization. Such Holder is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Exchanges contemplated hereby.

Section 2.2 Valid and Enforceable Agreement; No Violations. This Agreement has been duly executed and delivered by the Holders and constitutes a valid and legally binding obligation of the Holders, enforceable against the Holders in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity, whether such enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). This Agreement and consummation of the Exchanges will not conflict with (i)  the Holders’ organizational documents, (ii) any material agreement or instrument to which any Holder is a party or by which any Holder or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to any Holder, except in the case of clauses (ii) or (iii) where such conflicts would not affect in any material respect any Holder’s ability to consummate the Exchanges.

Section 2.3 Title to the Existing Securities. Such Holder is, and on the Settlement Date, immediately prior to the Closing, will be, the sole legal and beneficial owner of the principal amount of Existing Securities set forth next to such Holder’s name on Schedule 2.3 (collectively, the “Holder Existing Securities”).

Section 2.4 Title to the Exchanged Securities. Such Holder is, and on the Settlement Date will be, the sole legal and beneficial owner of all of its Exchanged Securities. Such Holder has good, valid and marketable title to its Exchanged Securities, free and clear of any Liens (other than pledges or security interests that such Holder may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such broker). Such Holder has not, in whole or in part, except as described in the preceding sentence, (a) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of its Exchanged Securities or its rights in its Exchanged Securities, or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to its Exchanged Securities. Upon such Holder’s delivery of its Exchanged Securities to the Company pursuant to the respective Exchanges, such Exchanged Securities shall be free and clear of all Liens created by such Holder and the Company will acquire record and beneficial ownership thereof, free and clear of any Liens.

Section 2.5 Accredited Investor. Such Holder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Such Holder understands the economic risk of its investment in the Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

Section 2.6 No Affiliate Status; Etc.

(a) The Holder is not, and has not been during the consecutive three month period preceding the date hereof, a director, officer or “affiliate” within the meaning of Rule 144 promulgated under the Securities Act (an “Affiliate”) of the Company. Such Holder acquired the Existing Securities more than one year prior to the date of this Agreement, at which time the full consideration was paid by such Holder, as set forth in Rule 144(b)(1) under the Securities Act, and such Holder has continued to hold the beneficial ownership in the Existing Securities at all times since such Existing Securities were acquired. Other than the Existing Securities, such Holder does not own as of the date hereof any securities of the Company.

(b) On the basis that, on each relevant date, there are outstanding [          ] shares of Common Stock,

(i) such Holder or any of its directors, officers or any of its Affiliates do not own, as of the Settlement Date (without giving effect to the Exchanges contemplated by this Agreement), (i) 9.985% or more of the outstanding shares of Common Stock or (ii) 9.985% or more of the aggregate number of votes that may be cast by holders of those outstanding securities of the Company that entitle the holders thereof to vote generally on all matters submitted to the Company’s stockholders for a vote (the “Voting Power”); and

(ii) immediately after receipt by such Holder of the Common Shares Consideration in the Common Exchange, the aggregate number of shares of Common Stock owned by such Holder and its Affiliates, together with the aggregate number of shares of Common Stock equal to the notional value of any “long” derivative transaction relating to such shares of Common Stock to which such Holder or any of its Affiliates is a party (excluding derivative transactions relating to broad based indices), will not exceed 9.985% of the outstanding shares of Common Stock.

Section 2.7 Adequate Information; No Reliance. Such Holder acknowledges and agrees that (a) such Holder has been furnished with all materials it considers relevant to making an investment decision to enter into the Exchanges and has had the opportunity to review (and has carefully reviewed) (i) the Company’s filings and submissions with the Securities and Exchange Commission (the “SEC”), including, without limitation, all information filed or furnished pursuant to the United States Securities Exchange Act of 1934, as amended (collectively, the “Public Filings”) and (ii) this Agreement (including the exhibits hereto), (b) such Holder has had an opportunity to submit questions to the Company concerning the Company, its business, operations, financial performance, financial condition and prospects, and the terms and conditions of the Exchanges, and has all information that it considers necessary in making an informed investment decision, (c) such Holder has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Exchanges and to make an informed investment decision with respect to such Exchanges, (d) such Holder is not relying, and has not relied, upon any statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by the Company or any of its affiliates or representatives or any other entity or person, except for (A) the Public Filings, (B) this Agreement and (C) the representations and warranties made by the Company in this Agreement, (e) any disclosure documents provided in connection with the Exchanges are the responsibility of the Company and (f) such Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Shares and has the ability to bear the economic risks of its investment and can afford the complete loss of such investment.

Section 2.8 Investment in the Shares. Such Holder is not acquiring the Shares with a view to, or for resale in connection with, any distribution (as defined in the Securities Act and related rules and regulations) of the Shares (excluding, for the avoidance of doubt, resales effected pursuant to Rule 144 under the Securities Act); provided, however, that by making the representations herein, such Holder does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with securities laws.

Section 2.9 Confidentiality. Such Holder has complied with its confidentiality undertaking as set forth in that certain email between Sullivan & Cromwell LLP, representing Deerfield Management Company, and Davis Polk & Wardwell LLP, representing the Company, dated July 19, 2018 (the “Wall-Cross Agreement”). For the avoidance of doubt, the foregoing undertaking will terminate upon the filing of the Form 8-K contemplated in Section 3.7 below.

Section 2.10 Exchange. The terms of the Exchanges are the result of negotiations among the parties and their agents.

Article III: Covenants, Representations and Warranties of the Company

The Company hereby covenants as follows and makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and on the Settlement Date, to the Holders, and all such covenants, representations and warranties shall survive the Closing.

Section 3.1 Power and Authorization. The Company is duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and has the power, authority and capacity to carry on its business as now conducted and as proposed to be conducted, to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Exchanges contemplated hereby.

Section 3.2 Valid and Enforceable Agreement; No Violations. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. This Agreement and consummation of the Exchanges will not (a) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of the Company, (b) violate or conflict with the Indenture, dated as of August 19, 2014 by and among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (as amended, modified or supplemented prior to the date hereof, including by the First Supplemental Indenture, dated as of April 21, 2015, the Second Supplemental Indenture, dated as of July 21, 2017 and the Third Supplemental Indenture, dated as of December 29, 2017, the “Indenture”) related to the Existing Securities, (c) require any approval or consent of any person under, or result in a breach of or a default under, any material agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound, (d) result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company, (e) violate, or be subject to, any preemptive or similar rights of any Person or (e) result in a violation of any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Company.

Section 3.3 No Preemptive Rights. There are no preemptive rights, rights of first refusal, put or call rights or obligations created by or to which the Company is subject with respect to the issuance of the Shares.

Section 3.4 The Shares. The Shares have been duly authorized by the Company and, when issued and delivered by the Company pursuant to this Agreement, will be validly issued, fully paid and non-assessable. The Shares will not, at the Settlement Date and each Additional Settlement Date, be issued in violation of, or subject to, any preemptive or participation rights, rights of first refusal or other similar rights and will be free from all taxes, liens and charges with respect to the issue thereof with the Holders being entitled to all rights accorded to a holder of Shares.

Section 3.5 Reservation of Shares. On and after the date hereof, the Company shall at all times reserve and keep available, free of preemptive or similar rights, a sufficient number of shares of Common Stock and Preferred Stock for the purpose of enabling the Company to issue the Shares and Common Stock pursuant to which the Shares are convertible.

Section 3.6 No Registration. Assuming the accuracy of the covenants, representations and warranties of the Holders pursuant to Article II hereof on the date hereof, no registration under the Securities Act or any state securities laws is required for the issuance of the Shares as contemplated hereby. The transactions contemplated hereby, including the issuance of the Shares hereunder, do not contravene, or require stockholder approval pursuant to, the rules and regulations of the Nasdaq Global Market (“Nasdaq”). Assuming the Holder to which the Shares are to be issued is not as of the date of issuance, and for a period of three (3) months prior to the date of issuance has not been, an Affiliate of the Company, the Shares will be freely tradeable by such Holder without restriction or limitation (including volume limitation), pursuant to Rule 144 under the Securities Act, and will not contain or be subject to any legend or stop transfer instructions restricting the sale or transferability thereof. The Shares will (i) in the case of the shares of Common Stock to be issued as Common Shares Consideration, be credited to such Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal At Custodian system per the account information provided by such Holder via electronic mail at least forty-eight (48) hours in advance, (ii) in the case of the shares of Preferred Stock to be issued as Preferred Shares Consideration, be issued as restricted certificates with a restricted CUSIP issued to the Holder, and (iii) shall not be issued in violation of any applicable state and federal laws concerning their issuance.

Section 3.7 Capitalization. The authorized capital stock of the Company is 140,000,000 shares of Common Stock, of which [          ] shares of Common Stock are outstanding and 10,000,000 shares of preferred stock, of which zero shares of preferred stock are outstanding. All of the outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and nonassessable.

Section 3.8 Disclosure.

Prior to the opening of trading on the date of this Agreement, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Agreement, attaching this Agreement (including Exhibit A) and disclosing any other presently material non-public information (if any) provided or made available to any Purchaser (or any Purchaser’s agents or representatives) on or prior to the date hereof (the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided or made available to the Holders (or the Holders’ agents or representatives) by the Company or any of its respective officers, directors, employees, Affiliates or agents in connection with the transactions contemplated by this Agreement or otherwise on or prior to the date hereof. Notwithstanding anything contained in this Agreement to the contrary and without implication that the contrary would otherwise be true, after giving effect to the 8-K Filing, the Company expressly acknowledges and agrees that beyond the terms of the Wall-Cross Agreement, the Holders shall not have any duty of trust or confidence with respect to, or a duty not to trade on the basis of, any information regarding the Company.

Notwithstanding any affirmative disclosure obligations of the Company pursuant to the terms of this Agreement or anything else to the contrary contained herein, (a), subject to clause (b) below, the Company shall not, and shall cause each of its officers, directors, employees, Affiliates and agents to not, provide any Holder with any material non-public information with respect to the Company from and after the filing of the Form 8-K Filing with the SEC without the express prior written consent of such Holder, and (b) in the event that the Company believes that a notice or communication to any Holder contains material, nonpublic information with respect to the Company, the Company shall so indicate to such Holder prior to the delivery of such notice or communication, and such indication shall provide such Holder the means to refuse to receive such notice or communication (in which case any obligation of the Company under this Agreement shall be deemed waived), and in the absence of any such indication, such Holder shall be allowed to presume that all matters relating to such notice or communication do not constitute material non-public information with respect to the Company and shall have no duty of trust or confidence with respect thereto.

Section 3.9 No Unlawful Payments. Neither the Company nor any of its directors or officers or, to the knowledge of the Company, any employee, agent, Affiliate, representative of or other person associated with or acting on behalf of the Company, has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (d) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

Section 3.10 Compliance with Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with all financial recordkeeping and reporting requirements applicable to the Company, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, and the money laundering and any related or similar laws of all jurisdictions in which the Company conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any governmental authority involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.11 OFAC. The Company is not (a) a country, the government of a country, or an agency of the government of a country, (b) an organization directly or indirectly controlled by a country or its government, or (c) a person resident in or determined to be resident in a country, in each case, that is subject to a comprehensive country sanctions program administered and enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and the Company is not a person named on the list of Specially Designated Nationals maintained by OFAC.

Section 3.12 Exchange. The terms of the Exchanges are the result of negotiations among the parties hereto and their respective agents.

Section 3.13 Listing, Shareholder Approval. At the Settlement Date, the shares of Common Stock issued as Common Shares Consideration will be listed on Nasdaq. For so long as any Holder Existing Securities remain outstanding, the Company shall use commercially reasonable efforts to maintain the Common Stock’s listing on Nasdaq. After the Settlement Date, the Company will take, or cause to be taken, all actions, or do or cause to be done all things, reasonably necessary, proper or advisable on its part to cause any shares of Common Stock that have been converted from the Preferred Stock or the Additional Preferred Shares (as defined below) to be approved for listing on Nasdaq. The Company shall not take any action which could reasonably be expected to result in the delisting or suspension of trading the Common Stock on Nasdaq. It is understood and agreed that the Company is under no obligation to list, and the shares of Preferred Stock issued as Preferred Shares Consideration or the Additional Preferred Shares will not be listed, on any securities exchange. The transactions contemplated hereby, including the issuance of the Shares hereunder, do not contravene, or require shareholder approval, pursuant to the rules and regulations of Nasdaq.

Section 3.14 Payment of Fees and Expenses. On or promptly after the Settlement Date, the Company shall pay all reasonable and documented legal and advisor fees and expenses of the Holders incurred in connection with the Exchanges including, without limitation, the fees and expenses of Sullivan & Cromwell LLP up to the amount previously agreed.

Section 3.15 Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable the Company’s issuance of the Shares and the Holders’ ownership of such securities from the provisions of any control share acquisition, interested stockholder, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the organizational documents of the Company or the laws of the state of its incorporation which is or could become applicable to the Holders as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of Shares and the Holders’ ownership of such securities.

Section 3.16 Further Action. The Company agrees that it will, upon request, execute and deliver any additional customary documents and perform additional customary actions reasonably deemed by the Holders to be reasonably necessary to complete the Exchanges and to cause the Company’s representations and warranties contained in this Agreement to be true and correct as of the Settlement Date (including, without limitation, the payment of listing and other fees and causing its counsel to render any necessary legal opinions).

Section 3.17 Blue Sky Filings. The Company shall take such action as is necessary in order to obtain an exemption for, or to qualify the Shares for, issuance and sale to the Holders under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any of the Holders.

Section 3.18 No Integrated Offering. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made, or will make, any offers or sales of any security or solicited, or will solicit, any offers to buy any security, under circumstances that would cause this offering and issuance of the Shares to be integrated with prior offerings by the Company (i) for purposes of the Securities Act and which would require the registration of any such securities under the Securities Act, or (ii) for purposes of any applicable stockholder approval provisions of Nasdaq and which would require stockholder approval for the issuance of such securities.

Article IV: Additional Exchanges

Section 4.1 Additional Exchanges. The Holders and the Company agree that any Holder may in the future exchange additional Existing Securities not exchanged at the Closing (“Additional Exchanged Securities”) and accrued interest on such Additional Exchanged Securities for Preferred Stock, at its option, on or prior to February 1, 2020, provided that the price per share of Common Stock displayed on Bloomberg at the close of business on the day prior to any such exchange is less than or equal to $9.00. The Holders may exchange up to an aggregate of $65.1 million principal amount of Additional Exchanged Securities, plus accrued interest thereon.

In order to exchange such Additional Exchanged Securities for Preferred Stock, such Holder must deliver a duly completed written notice to the Company in the form of Exhibit B to this Agreement (the “Notice of Exchange”) by 3:00 p.m. on the second business day prior to the closing of such exchange (the date of each such closing, an “Additional Settlement Date”) via email to asmith@pernixtx.com and kpina@pernixtx.com.

The number of shares of Preferred Stock to be issued in exchange for the Additional Exchanged Securities on each Additional Settlement Date shall be the aggregate principal amount of Additional Exchanged Securities to be exchanged on such date, as specified on the Notice of Exchange, plus shares of Preferred Stock for the accrued interest thereon to but excluding the Additional Settlement Date, divided by $100 (the “Additional Preferred Shares”).

At each Additional Settlement Date, (i) such Holder shall assign and transfer all right, title and interest in and to its Additional Exchanged Securities to be exchanged to the Company, and deliver or cause to be delivered such Additional Exchanged Securities to U.S. Bank National Association, as Trustee for the Existing Securities, by book-entry transfer through the facilities of The Depositary Trust Company from the account(s) of such Holder, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto (collectively, “Liens”) together with any customary documents of conveyance or transfer that the Company or Trustee may reasonably deem necessary or desirable to transfer to and confirm in the Company all right, title and interest in and to such Additional Exchanged Securities; and (ii) the Company shall deliver to such Holder applicable number of Additional Preferred Shares.

Notwithstanding the foregoing, no Holder shall be entitled to receive Preferred Stock in exchange for Additional Exchanged Securities pursuant to this provision to the extent that, immediately following such an exchange, the Holders and their respective Affiliates (collectively, the “Aggregated Persons”) would be treated as beneficially owning shares of Common Stock (as determined in accordance with the applicable rules under section 382 of the Internal Revenue Code of 1986, as amended) that in the aggregate exceeded 20.0% of the total outstanding shares of Common Stock, assuming, for the purpose of this provision, the conversion of all shares of Preferred Stock owned by the Aggregated Persons into Common Stock at the then-applicable conversion rates. For purposes of the foregoing, Holders shall not be treated as beneficially owning shares of Common Stock as a result of their ownership of the Existing Securities. The Company shall provide to a Holder any information that it reasonably requests in order to determine whether an exchange of Existing Securities for Preferred Stock satisfies the requirements set forth in this paragraph.

The Company shall take all action necessary to effect the Additional Exchanges, subject to the requirements of this provision and the Notice of Exchange. Upon the consummation of an Additional Exchange, (i) each Holder shall be deemed for all corporate purposes to have become the legal, beneficial and record holder of the Additional Preferred Shares issued on the Additional Settlement Date; and (ii) the aggregate principal amount of the Additional Exchanged Securities exchanged on the Additional Settlment Date shall be deemed cancelled, and payment of the interest accrued but unpaid thereon shall be deemed satisfied.

Article V: Miscellaneous

Section 5.1 Entire Agreement; No Third-Party Beneficiaries. This Agreement and any documents and agreements executed in connection with the Exchanges embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 5.2 Construction. References in the singular shall include the plural, and vice versa, unless the context otherwise requires. References in the masculine shall include the feminine and neuter,

and vice versa, unless the context otherwise requires. Headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meanings of the provisions hereof. Neither party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against either party.

Section 5.3 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its choice of law rules.

Section 5.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereon delivered by facsimile or other electronic means shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 5.5 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties to this Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that Davis Polk & Wardwell LLP and Hogan Lovells LLP shall be entitled to rely on the representations and warranties made by the parties to this Agreement to provide the legal opinions required by this Agreement.

Section 5.6 Amendment. This Agreement may be modified or amended only by written agreement of each of the parties to this Agreement.

Section 5.7 Waiver. No delay in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege of such party under this Agreement, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

Section 5.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXCHANGES (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 5.9 Termination. The Company may terminate this Agreement if there has occurred any material breach or withdrawal by any Holder of any covenant, representation or warranty set forth in Article II. Each Holder may terminate this Agreement if (i) there has occurred any breach or withdrawal by the Company of any covenant, representation or warranty set forth in Article III or (ii) the Closing has not occurred on or prior to August 15, 2018. Any termination shall be without liability of any party to any other party.

Section 5.10 Tax Treatment. The parties hereto intend that the Exchanges will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, and applicable state and local, income tax purposes. The parties hereto shall not take any action that is inconsistent with the tax treatment set forth in this Section 5.10, and shall prepare and file all tax returns in a manner consistent with such treatment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

“company”: Pernix Therapeutics Holdings, Inc. By:________________________ Name: :________________________ Title: :________________________

“HOLDERS”: Deerfield Partners, L.P. By: [Deerfield Management L.P., as trading manager] By: :________________________ Name: :________________________ Title: :________________________
Deerfield Special Situations Fund, L.P By: [Deerfield Management L.P., as trading manager] By: :________________________ Name: :________________________ Title: :________________________

Deerfield Private Design International II, L.P.

By: [Deerfield Management L.P., as trading manager] By: :________________________ Name: :________________________ Title: :________________________
Deerfield Private Design Fund II, L.P. By: [Deerfield Management L.P., as trading manager] By: :________________________ Name: :________________________ Title: :________________________

[Signature Page to Deerfield Exchange Agreement]

EXHIBIT A

[Articles supplementary establishing and fixing the
preferences, rights and limitations of
0% Series C Perpetual Convertible Preferred Stock]

Exhibit B

Number of shares of Common Stock to be Issued in the Common Exchange shall be equal to [          ], divided by the sum of (i) the closing bid price per share of Common Stock displayed on Bloomberg for Tuesday, July 31, 2018 and (ii) $0.01.

Number of shares of Preferred Stock to be Issued in the Preferred Exchange shall be equal to $8,100,000, divided by $100.

Exhibit C

NOTICE OF EXCHANGE

To:	Pernix Therapeutics Holdings, Inc. 10 North Park Place Morristown, NJ 07690 Attention: Kenneth R. Piña

In accordance with the terms of Article 4.1 of the Exchange Agreement, dated August 1, 2018, among Pernix Therapeutics Holdings, Inc. and _____________________, as holder (the “Holder”) of the Company’s 12% Senior Secured Notes due 2020 (the “Exchange Agreement”), the undersigned Holder hereby notifies the Company of its intent to exchange $____________________________ aggregate principal amount of Existing Securities (the “Additional Exchanged Securities”), including accrued but unpaid interest on such Additional Exchanged Securities to but excluding the Additional Settlement Date into shares of Preferred Stock of the Company at the exchange ratio set forth in the Exchange Agreement (the “Additional Exchange”). For the avoidance of doubt, the Holder shall receive shares of Preferred Stock in exchange for the accrued but unpaid interest on such Additional Exchanged Securities. The Additional Settlement Date shall be _____________________, which is two business days after the date of delivery of this Notice of Exchange to Pernix Therapeutics Holdings, Inc. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Exchange Agreement.

In connection with the Additional Exchange, the Holder hereby covenants as follows and makes the following representations and warranties, each of which is and shall be true and correct on the date hereof and on the Additional Settlement Date, to the Company, and all such covenants, representations and warranties shall survive the Additional Settlement Date:

1)	The Holder is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute and deliver this Notice of Exchange and to consummate the Additional Exchange contemplated hereby.

2)	The Holder is, and on the Additional Settlement Date will be, the sole legal and beneficial owner of all of the Additional Exchanged Securities. The Holder has good, valid and marketable title to the Additional Exchanged Securities, free and clear of any Liens (other than pledges or security interests that the Holder may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such broker). The Holder has not, in whole or in part, except as described in the preceding sentence, (a) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of the Additional Exchanged Securities or its rights in the Additional Exchanged Securities, or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to the Additional Exchanged Securities. Upon the Holder’s delivery of the Additional Exchanged Securities to the Company pursuant to the exchange of the Additional Exchanged Securities, such Additional Exchanged Securities shall be free and clear of all Liens created by the Holder and the Company will acquire record and beneficial ownership thereof, free and clear of any Liens.

3)	The Holder is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

4)	The Holder acquired the Additional Exchanged Securities more than one year prior to the date hereof, at which time the full consideration was paid by the Holders, as set forth in Rule 144(b)(1)

under the Securities Act, and the Holder has continued to hold the beneficial ownership in the Existing Securities at all times since such Existing Securities were acquired.

5)	The Holder is not, and has not been during the consecutive three month period preceding the date hereof, a director, officer or Affiliate of the Company. Such Holder acquired the Existing Securities more than one year prior to the date of this Agreement, at which time the full consideration was paid by such Holder, as set forth in Rule 144(b)(1) under the Securities Act, and such Holder has continued to hold the beneficial ownership in the Existing Securities at all times since such Existing Securities were acquired. Other than the Existing Securities, such Holder does not own as of the date hereof any securities of the Company.

6)	On the basis that there are outstanding _____________ shares of Common Stock as of the date hereof, immediately after each receipt by the Holder of the shares of Preferred Stock on the Additional Settlement Date, (i) the aggregate number of shares of Common Stock owned by the Aggregated Persons will not exceed 9.985%, and (ii) the aggregate number of shares of Common Stock that would be treated as beneficially owned by the Aggregated Persons (as determined in accordance with the applicable rules under section 382 of the Internal Revenue Code of 1986, as amended) assuming conversion of all shares of Preferred Stock beneficially owned by the Aggregated Persons at the then-applicable conversion rate(s), will not exceed 20.0% of the outstanding shares of Common Stock of the Company. For purposes of the foregoing, Holders shall not be treated as beneficially owning shares of Common Stock as a result of their ownership of the Existing Securities. The Company shall provide to a Holder any information that it reasonably requests in order to determine whether an exchange of Existing Securities for Preferred Stock satisfies the requirements set forth in this paragraph.

7)	The Holder acknowledges and agrees that (a) the Holder has been furnished with all materials it considers relevant to making an investment decision to enter into the Additional Exchange and has had the opportunity to review (and has carefully reviewed) the Company’s filings and submissions with the SEC, including, without limitation, the Public Filings, (b) the Holder has all information that it considers necessary in making an informed investment decision, (c) the Holder has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Additional Exchange and to make an informed investment decision with respect to such Additional Exchange, (d) the Holder is not relying, and has not relied, upon any statement, advice (whether accounting, tax, financial, legal or other), representation or warranty made by the Company or any of its affiliates or representatives or any other entity or person, except for the Public Filings, and (e) the Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Preferred Stock and has the ability to bear the economic risks of its investment and can afford the complete loss of such investment.

8)	The Holder is not acquiring Preferred Stock with a view to, or for resale in connection with, any distribution (as defined in the Securities Act and related rules and regulations, excluding, for the avoidance of doubt, resales effected pursuant to Rule 144 under the Securities Act); provided, however, that by making the representations herein, such Holder does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with securities laws.

Dated:

Signed on behalf of __________________ by:

Name:
Title:

Schedule 2.3

Holder	Amount of Existing Securities
Deerfield Partners, L.P.	[ ]
Deerfield Special Situations Fund, L.P.	[ ]
Deerfield Private Design International II, L.P.	[ ]
Deerfield Private Design Fund II, L.P.	[ ]